©2015 MasterCard. Proprietary MasterCard Incorporated First-Quarter 2015 Financial Results Conference Call April 29, 2015

©2015 MasterCard. Proprietary Business Update Financial & Operational Overview Economic Update Business Highlights Page 2

©2015 MasterCard. Proprietary 1st Quarter Selected Financial Performance ($ in millions, except per share data) 1Q 15 1Q 14 Net revenue 2,230$ 2,172$ 3% 8% Total operating expenses 879 887 (1)% 3% Operating income 1,351 1,285 5% 12% Operating margin 60.6% 59.2% 1.4 ppts 2.0 ppts Net income 1,020$ 870$ 17% 24% Diluted EPS 0.89$ 0.73$ 22% 29% Effective tax rate 23.9% 32.0% FX Adjusted YOY Growth As Reported Note: 1. Figures may not sum due to rounding. 2. Certain prior period amounts have been revised to conform to the 2015 presentation. Page 3

©2015 MasterCard. Proprietary 1st Quarter Gross Dollar Volume (GDV) ($ in billions) Notes: 1. Growth rates are shown in local currency 2. Figures may not sum due to rounding $573 $574 $144 $152 $429 $422 $471 $489 $174 $187 $298 $302 $0 $200 $400 $600 $800 $1,000 $1,200 1Q 14 1Q 15 1Q 14 1Q 15 1Q 14 1Q 15 Credit Debit $1,044 $1,063 $318 $339 $726 $724 4 Worldwide 12% Growth United States 7% Growth Rest of World 15% Growth Page

©2015 MasterCard. Proprietary 1st Quarter Processed Transactions and Cards Cards 8% Growth Note: Figures may not sum due to rounding 1,295 1,452 699 698 0 500 1,000 1,500 2,000 1Q 14 1Q 15 C ar ds (i n m ill io ns ) MasterCard Cards Maestro Cards 1,994 9,849 11,035 0 2,000 4,000 6,000 8,000 10,000 12,000 1Q 14 1Q 15 Tr an sa ct io ns (i n m ill io ns ) Processed Transactions 12% Growth 5 2,150 Page

©2015 MasterCard. Proprietary $938 $695 $936 $341 ($738) $2,172 $963 $724 $1,006 $418 ($881) $2,230 -$1,500 -$1,000 -$500 $0 $500 $1,000 $1,500 $2,000 $2,500 $3,000 Domestic Assessments Cross-Border Volume Fees Transaction Processing Fees Other Revenues Rebates and Incentives Total Net Revenue 1Q 14 1Q 15 Note: 1. Figures may not sum due to rounding. 2. Certain prior period amounts have been revised to conform to the 2015 presentation. 1st Quarter Revenue ($ in millions) 3% 4% 7% 22% 19% 3% As-reported 8% 25% 29% 13% 9% FX-adjusted 8% Page 6

©2015 MasterCard. Proprietary $665 $149 $73 $887 $650 $142 $87 $879 $0 $400 $800 $1,200 General & Administrative Advertising & Marketing Depreciation & Amortization Total Operating Expenses 1Q 14 1Q 15 1st Quarter Operating Expenses ($ in millions) (2)% (4)% 18% (1)% As-reported 3% FX-adjusted 1% 3% 19% Note: 1. Figures may not sum due to rounding 2. Certain prior period amounts have been revised to conform to the 2015 presentation. Page 7

©2015 MasterCard. Proprietary Looking Ahead Business update through April 21st Thoughts for 2015 Long-Term Performance Objectives • Discussion on FX • Revenue • Expenses • Tax Rate Page 8

©2015 MasterCard. Proprietary

©2015 MasterCard. Proprietary Page 10 Appendix A P&L Impact of Revision of Prepaid Program Mgmt Fees Q1 Q2 Q3 Q4 FY Q1 Q2 Q3 Q4 FY Gross revenues 2,563 2,750 2,924 3,051 11,288 2,910 3,145 3,339 3,350 12,744 Rebates and incentives (contra-revenues) (662) (664) (716) (934) (2,976) (738) (777) (849) (939) (3,303) Net revenue 1,901 2,086 2,208 2,117 8,312 2,172 2,368 2,490 2,411 9,441 Operating Expenses: General and administrative 603 611 691 710 2,615 665 731 784 972 3,152 Advertising and marketing 129 186 205 321 841 149 173 203 337 862 Depreciation and Amortization 62 61 64 71 258 73 81 83 84 321 Litigation Settlements 1 - - - 95 95 - - - - - Total operating expenses 794 858 960 1,197 3,809 887 985 1,070 1,393 4,335 Operating income 1,107 1,228 1,248 920 4,503 1,285 1,383 1,420 1,018 5,106 Operating Margin 58.2% 58.9% 56.5% 43.5% 54.2% 59.2% 58.4% 57.0% 42.2% 54.1% 2013 2014 (in $ millions) Revision of certain fees from general and administrative expenses to rebates and incentives (contra-revenues) in prior years to align to current year presentation ($32 million in FY 2014 and $34 million in FY 2013). No impact to operating income. 1 Reported as a special item for the fourth quarter of 2013.